CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights Information" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information included in Post-Effective Amendment Number 3 to the Registration Statement (Form N-1A No. 333-72447) of First Defined Portfolio Fund, LLC.

We also consent to the incorporation by reference of our report dated February 2, 2000, with respect to the financial statements included in the Annual Report of the Dow Target 5, Dow DART 10, Global Target 15, S&P Target 10, NASDAQ Target 15, First Trust 10 Uncommon Values, First Trust Energy, First Trust Financial Services, First Trust Internet, First Trust Pharmaceutical, and First Trust Technology Portfolios comprising the
First Defined Portfolio Fund, LLC for the period ended December 31, 1999



ERNST & YOUNG LLP

Boston, Massachusetts
April 28, 2000